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                                                                    Exhibit 10.1


                                 SCANSOFT, INC.

                              EMPLOYMENT AGREEMENT

      This Agreement is entered into as of April 23, 2003, by and between ScanSoft, Inc. (along with its successors and assigns, the "Company") and Stuart
R. Patterson (the "Executive").

      1. Duties and Scope of Employment.


            (a) Positions and Duties. Executive will serve as President of the Company. Executive will render such business and professional services in the performance of Executive's duties consistent with Executive's position within the Company and as reasonably assigned to Executive by the Chief Executive Officer of the Company. The period of Executive's employment under this Agreement is referred to herein as the "Employment Term." The Employment Term shall commence upon the Effective Date (as defined in Section 15 below).

            (b) Board Membership. During the Employment Term, Executive will serve as a member of the Board of Directors of the Company (the "Board"), subject to any required stockholder approval.

            (c) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, subject to Section 5 herein.

      2. At-Will Employment. Executive and the Board acknowledge that this employment relationship may be terminated at any time, upon ninety (90) days written notice to the other party, with or without good cause or for any or no cause, at the option either of the Board or Executive. Executive understands and agrees that neither Executive's job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive's employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

      3. Compensation.

            (a) Base Salary. The Company will pay Executive as compensation for Executive's services a base salary at the annualized rate of $275,000 through the first year of the Employment Term, $300,000 through the second year of the Employment Term, and $325,000 through the third year of the Employment Term (respectively, the "Base Salary"). Upon the third anniversary of the


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Employment Term, if no explicit terms to the contrary have been discussed and agreed upon by Executive and the Company, the Base Salary shall increase by $25,000 each year of the Employment Term, commencing on the third anniversary of the Effective Date. The Base Salary will be paid through payroll periods that are consistent with the Company's normal payroll practices and will be subject to the usual, required withholding.

            (b) Performance Bonus. For each fiscal year of the Company, Executive will be eligible to receive a target bonus of up to fifty percent (50%) of Executive's then Base Salary based upon the achievement of performance criteria established within four (4) months of the start of the applicable bonus period by the Compensation Committee of the Board, after consultation with Executive (for the fiscal year ending on December 31, 2003, the bonus shall be prorated based on the number of months actually worked). The performance standards will be based on the Company's achievement of revenue, diluted earnings per share ("EPS") and time to market ("TTM") goals. The actual percentage of Base Salary payable as a bonus for any year will depend upon the extent to which the applicable performance criteria have been achieved. Any bonus that actually is earned will be paid as soon as practicable (but no later than 2-1/2 months) after the end of the fiscal year for which the bonus is earned, but only if Executive was employed with the Company through the end of such fiscal year.

            (c) Success Bonus. If, on the first (1st) anniversary of the Effective Date, the Company has achieved the performance goals established, within four (4) months of the Effective Date, by the Compensation Committee of the Board, after consultation with Executive, then Executive will fully vest in fifty percent (50%) of Executive's then unvested shares of restricted Company common stock that were assumed in the Merger (the "Restricted Stock"), but only if Executive was employed with the Company through the first (1st) anniversary of the Effective Date. The performance goals to be established will be based upon factors and criteria, to be agreed upon by the Compensation Committee of the Board after consultation with Executive, relating to the successful integration of the Company's business after the Merger.

            (d) Stock Options. On the Effective Date, Executive will be granted a stock option to purchase one million (1,000,000) shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant (the "Option"). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 1/16 of the shares subject to the Option on the date that is three (3) months from the Effective Date, and 1/16 of the original number of shares subject to the Option will vest on the date that falls at the end of every three (3) month period thereafter, subject to Executive's continued employment with the Company on the relevant vesting date(s). In no event will the Option be exercisable beyond the eighth (8th) anniversary of the Effective Date. The Option will be subject to the terms, definitions and provisions of the stock option plan, which is intended to be the SpeechWorks International, Inc. 2000 Employee, Director and Consultant Stock Plan (the "Option Plan"), and the stock option agreement (the "Option Agreement") under which it is granted, both which documents are incorporated herein by reference.

            (e) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the


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Company's group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

      4. Severance. Upon termination of employment for any reason, Executive shall receive payment of (a) his Base Salary, as then in effect, through the date of termination of employment, and (b) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Executive through the date of termination of employment in accordance with established Company plans and policies or applicable law (the "Accrued Obligations"). In addition, the following shall apply:

            (a) Involuntary Termination other than for Cause, Death or Disability. If Executive's employment with the Company is terminated for a reason other than (i) Cause, (ii) Executive becoming Disabled or (iii) Executive's death, or if the Executive terminates his employment with the Company for Good Reason, then, subject to Executive's compliance with the provisions in Section 4(e), Executive will be entitled to: (i) continuing payments of Executive's Base Salary, as then in effect, during the Severance Period, to be paid periodically in accordance with the Company's normal payroll policies and subject to the usual, required withholding; (ii) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for Executive and Executive's eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") during the Severance Period under the Company's group health plans, as then in effect;
(iii) immediately fully vest on the termination date in that portion of Executive's stock options and unvested Restricted Stock that would have vested during the Severance Period; and (iv) exercise the vested portion of the Executive's outstanding options until the earlier of (A) one year from the date of termination, or (B) the end of the term of the applicable option.

            (b) Change of Control Benefits. If, within six (6) months following a Change of Control, Executive's employment with the Company is terminated for a reason other than (i) Cause, (ii) Executive becoming Disabled or (iii) Executive's death, or if the Executive terminates his employment with the Company for Good Reason, then, subject to Executive's compliance with the provisions in Section 4(e), Executive also will be entitled to automatic acceleration of Executive's outstanding stock options and unvested Restricted Stock so as to make the stock options and unvested Restricted Stock one-hundred percent (100%) vested.

            (c) Resignation After One (1) Year. If, after the one (1) year anniversary of the Effective Date, the Executive terminates his employment with the Company for any or no reason, then, subject to Executive's compliance with the provisions in Section 4(e), Executive will be entitled to: (i) continuing payments of Executive's Base Salary, as then in effect, during the Severance Period, to be paid periodically in accordance with the Company's normal payroll policies and subject to the usual, required withholding; (ii) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for Executive and Executive's eligible dependents under COBRA during the Severance Period under the Company's group health plans, as then in effect;
(iii) immediately fully vest on the termination date in that portion of Executive's stock options and unvested Restricted Stock that would have vested during the Severance Period;


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and (iv) exercise the vested portion of the Executive's outstanding options until the earlier of (A) one year from the date of termination, or (B) the end of the term of the applicable option.

            (d) Other Termination. If the Executive terminates Executive's employment with the Company other than for Good Reason and on or prior to the one (1) year anniversary of the Effective Date, or if Executive's employment with the Company is terminated for Cause, due to Executive's death or due to Executive becoming Disabled then Executive will receive payment of the Accrued Obligations but he shall not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company, except to the extent provided under the applicable stock option agreement(s), Company benefit plans or as may be required by law (for example, under COBRA).

            (e) Conditions to Receive Severance Package. Except for the Accrued Obligations, the applicable provisions of the Option Plan and Option Agreement, and other payments to which Executive may be entitled by law, the severance payments, continued benefits, continued vesting, vesting acceleration and the ability to exercise stock options described in this Section 4 will be provided to Executive if the following conditions are satisfied: (i) Executive complies with all surviving provisions of the Confidential Information Agreement and any confidentiality or proprietary rights agreement signed by Executive; and (ii) Executive executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Executive's employment or termination of employment with the Company.

            (f) Cause. For purposes of this Agreement, "Cause" means Executive's employment with the Company is terminated after a majority of the Board has found any of the following to exist: (i) Executive's theft, dishonesty that materially harms the Company or falsification of any Company records; (ii) disclosure of the Company's confidential or proprietary information which violates the terms of the Confidential Information Agreement; (iii) Executive's continued substantial willful nonperformance (except by reason of Disability) of his employment duties after Executive has received a written demand for performance by the Board and has failed to cure such nonperformance within 15 business days of receiving such notice; or (iv) Executive's conviction of, or plea of nolo contendere to, a felony which such conviction or plea materially harms the business or reputation of the Company.

            (g) Change of Control. For the purposes of this Agreement, a "Change of Control" means: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or
(ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are members of the Board as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the


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Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets. Notwithstanding the foregoing, the Merger will not constitute a Change of Control for purposes of this Agreement.

            (h) Disabled. For purposes of this Agreement, "Disabled" means Executive being unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive is Disabled will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

            (i) Good Reason. For purposes of this Agreement, "Good Reason" means
(i) without the Executive's consent, a significant reduction of the Executive's duties, position, reporting status, or responsibilities relative to the Executive's duties, position, reporting status, or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities or change in reporting status, unless the Executive is provided with comparable duties, position and responsibilities or reporting status; provided, however, that a reduction in duties, position, reporting status or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute "Good Reason" to the extent Executive remains the President of a division or subsidiary of the acquiror, which division or subsidiary conducts substantially the same core operations, business and activities as were conducted by the Company prior to any such acquisition or similar corporate transaction; (ii) without the Executive's consent, a substantial reduction, by the Board of the Executive's Base Salary as in effect immediately prior to such reduction (unless such reduction is part of an overall Company effort that effects similarly situated senior executives of the Company); (iii) without the Executive's consent, the requirement that Executive relocate his principal place of employment more than fifty (50) miles from the current location of the Company's principal executive offices; (iv) a material breach by the Company of this Agreement; (iv) failure of Executive to be nominated as a Board member; and (v) failure of the Board to maintain (for any reason, and for the period, if any, specified by Section 5.17 of the Reorganization Agreement) the requisite number of Company Designated Directors as contemplated by Section 5.17 of the Reorganization Agreement. Notwithstanding the foregoing, changes to Executive's position, duties and responsibilities resulting from the Merger and specified in this Agreement will not constitute Good Reason for purposes of this Agreement.

            (j) Severance Period. For purposes of this Agreement, "Severance Period" means the period beginning on the date of Executive's termination of employment with the Company and ending on the date (i) eighteen (18) months later, if Executive's employment with the Company is terminated pursuant to
Section 4(a) before the date six (6) months following the Effective Date, (ii) fifteen (15) months later, if Executive's employment with the Company is terminated pursuant to Section 4(a) on or after the date six (6) months following the Effective Date and before the one (1)


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year anniversary of the Effective Date, and (iii) twelve (12) months later, if
Executive's employment with the Company is terminated pursuant to Section 4(a) or 4(c) on or after the one (1) year anniversary of the Effective Date.

      5. Confidential Information. Upon commencement of employment hereunder, Executive agrees to enter into the Company's standard Confidential Information and Invention Assignment Agreement, which will include non-competition, non-solicitation, and non-disparagement clauses that will last for twelve (12) months following Executive's termination of employment with the Company (the "Confidential Information Agreement").

      6. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

      7. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

         If to the Company:

         ScanSoft, Inc.
         9 Centennial Drive
         Peabody, MA 01960

         Attn: Chief Financial Officer

         If to Executive:

         at the last residential address known by the Company

         With a Copy To:
         Peter J. Marathas, Jr.
         Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         One Financial Center
         Boston, MA  02111


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      8. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

      9. Entire Agreement. This Agreement, together with the Option Plan, Option Agreement, Confidentiality Agreement, and any SpeechWorks confidentiality or proprietary rights agreement signed by Executive, represents the entire agreement and understanding between the Company and Executive concerning the subject matter herein and Executive's employment relationship with the Company, and supersedes and replaces any and all prior or contemporaneous agreements and understandings whether written or oral between the Executive and the Company and the Executive and SpeechWorks.

      10. Arbitration and Equitable Relief.

            (a) Except as provided in Section 10(d) below, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held at a location within 30 miles of the Company's principal executive offices in Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

            (b) The arbitrator will apply Massachusetts law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

            (c) The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses; provided, however, the Company shall reimburse Executive for his reasonable costs (including without limitation attorneys' fees) incurred if Executive succeeds on the merits with respect to a material breach of this Agreement at any such arbitration, including enforcing any judgment entered on an arbitrator's decision.

            (d) The Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the confidential information and trade secrets agreement between Executive and the Company, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

            (e) EMPLOYEE HAS READ AND UNDERSTANDS SECTION 10, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH


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THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE,
BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

            (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

            (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF CALIFORNIA; AND

            (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

      11. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).

      12. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

      13. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).

      14. Merger. At the same time as the execution of this Agreement, the Company, Spiderman Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Company ("Acquiring"), and SpeechWorks International, Inc. ("SpeechWorks"), have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Reorganization Agreement") pursuant to which SpeechWorks will merge with and into Acquiring with the result that SpeechWorks will be the surviving corporation and will become a wholly-owned subsidiary of Company (the "Merger").

      15. Effective Date. The Closing Date (as defined in the Reorganization Agreement) will be the "Effective Date" of this Agreement and this Agreement will be null and void and have no effect unless the Merger contemplated by the Reorganization Agreement is consummated.

      16. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.


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      17. Attorneys' Fees. Executive shall be reimbursed his reasonable attorneys' fees incurred with respect to the negotiation of this Agreement.


                           {Signature Pages to Follow}


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      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

      EXECUTIVE

      /s/ Stuart R. Patterson                       Date: As of  April 23, 2003
      -----------------------                                  ----------------


      Stuart R. Patterson

      COMPANY

      /s/ Paul A. Ricci                             Date: As of  April 23, 2003
      --------------------                                      ---------------
      Paul A. Ricci
      Chairman and Chief Executive Officer


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